                                                                 EXHIBIT 99(D)
                             Voting Trust Agreement

       This voting trust agreement is made effective March 23, 1997, and replaces and supersedes that Voting Trust Agreement dated June 11, 1996, between all of then current shareholders of Venus Energy PLC, a U.K. public limited company having its U.S. office at 700 N. St. Mary's Street, Suite 1900, San Antonio, Bexar County, Texas 78205, called the "Shareholders", and E. L. Ames, Jr., called the "Trustee". This agreement is among shareholders of The New Venus Exploration, Inc.

       The names and addresses of the shareholders and the number of shares owned by each are as follows:

 Name                                 Address                              Numbers of
                                                                           Shares Held
 E. L. Ames, Jr.                      700 N. St. Mary's                    37,333
                                      Suite 1900
                                      San Antonio, TX

 Ellen R. Y. Ames                     700 N. St. Mary's                    141,758
                                      Suite 1900
                                      San Antonio, TX

 John Y. Ames                         700 N. St. Mary's                    54,903
                                      Suite 1900
                                      San Antonio, TX

 Elizabeth A. Jones                   700 N. St. Mary's                    31,838
                                      Suite 1900
                                      San Antonio, TX

 E. L. Ames III                       700 N. St. Mary's                    31,838
                                      Suite 1900
                                      San Antonio, TX

 Stephen J. Ames                      700 N. St. Mary's                    31,838
                                      Suite 1900
                                      San Antonio, TX

 Patrick A. Garcia                    700 N. St. Mary's                    18,123
                                      Suite 1900
                                      San Antonio, TX

 Gloria Barrett                       700 N. St. Mary's                    5,495
                                      Suite 1900
                                      San Antonio, TX

                                    Recitals

       A. Each of the Shareholders represents that he or she is the owner of the number of shares of capital stock The New Venus Exploration, Inc., called the "Company", set forth opposite his or her name above.

       B. In order to provide for the smooth and efficient operation of the Company, to prevent conflicts, and to avoid deadlocks, the Shareholders deem it to be in the best interest of the Company and all of its shareholders that this agreement be executed.

       For these reasons, the Shareholders, in consideration of their mutual promises, agree with each other and with the Trustee, and the Trustee agrees with the Shareholders, as follows:

       Section One. Transfer of Stock to Trustee. Each Shareholder will deposit the number of shares of capital stork set forth opposite his or her name above and the certificates representing those shares, together with sufficient instruments executed for their transfer to the Trustee, with the Trustee, and will receive in exchange trust certificates. On the making of that deposit, all shares represented by the stock certificates so deposited will be transferred on the books of the Company to the name of the Trustee, who is authorized and empowered to cause such transfers to be made, and also to cause any further transfers to be made that may become necessary due to a change in the identity of any trustee or trustees as provided here.

       Section Two. Trustee's Control Over Stock. During the period this agreement remains in force, the Trustee will possess legal title to the shares deposited and will be entitled to exercise all rights whatsoever, including the right to vote in person or by proxy, in respect of any and all deposited shares. Each holder of a trust certificate issued by the Trustee will be entitled to receive payments equal to any and all dividends collected by the Trustee with respect to shares of stock deposited by the holder of that trust certificate.

       Section Three. Voting Trust Certificate. Upon deposit by any Shareholder of a certificate or certificates for shares of stock under this agreement, accompanied by instruments of transfer, the Trustee will deliver or cause to be delivered to the Shareholder, a voting trust certificate or certificates for the same number of shares of stock as may be represented by the certificate or certificates deposited.





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       The voting trust certificates will be in substantially the following form:

                           Voting Trust Certificate


                               VENUS ENERGY PLC

No.                                                                    Shares
     ---------                                    --------------------

This certifies that ______________ has deposited ____________ shares of the capital stock of The New Venus Exploration, Inc., with the undersigned, as Trustee, under a voting trust agreement dated March 23, 1997, between the holders of capital stock of The New Venus Exploration, Inc., and E. L. Ames, Jr., and his successors, as Trustee. This certificate and the interest represented is transferable only on the books of the Trustee and only on its presentation and surrender to the Trustee. The holder of this certificate takes it subject to all the terms and conditions of the voting trust agreement and becomes a party to such agreement and is entitled to its benefits.

       Executed by the undersigned as Trustee on ___________________ [date].




                                                  ------------------------------
                                                  E. L. Ames, Jr., Trustee


       Section Four. Additional Stock. After this agreement has taken effect, the Trustee may, from time to time, receive any additional fully paid shares of the capital stock of the Company on the same terms and conditions as are set forth in this agreement. In respect of all shares so received, the Trustee will issue and deliver certificates substantially in the form set out above, entitling the holder to all the rights specified above.

       Section Five. Dividends. All dividends that may accrue on the deposited stock must be distributed pro rata among the holders of the voting trust certificates in the proportion they are entitled.

       Section Six. Sale of Stock and Certificates by Shareholders. During the period from the date of this agreement until the second anniversary of the first day the Company's shares are freely tradeable on a recognized stock exchange or market pursuant to the Company's initial public offering, but not later than July 1, 2000, the Shareholders agree, and the Trustee accepts this trust only on the condition, that the Shareholders will not sell their equitable interests in their respective shares in a manner that would remove those shares from the effect of this agreement. However, the voting trust certificates may be sold, pledged or mortgaged, but every assignee or transferee of a voting trust certificate issued under this agreement will, by the acceptance of such certificate, become a party to this agreement, with the same effect as though an original subscriber to the agreement, and the Trustee will continue to have all rights granted to it pursuant to this agreement. Irrespective of the foregoing, the Shareholders acknowledge that all the shares of the Company are





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presently restricted shares and are not freely tradeable or transferable.  Only when the Trustee has been supplied with such evidence as he may require, in his sole discretion, that a transfer of any of the shares or certificates may be made under, and in accordance with, the rules and laws of the all applicable governments and agencies, including, without limitation, the U.S. federal and state securities laws and regulations, will any request for a new such voting certificate be considered. If that evidence has not been supplied and accepted by the Trustee for any reason, no Shareholder will request a new certificate, nor will the Trustee be under any duty to deliver same.

       Section Seven. Rights of Trustee. During the period this agreement remains in effect, the Trustee will possess and will be entitled to exercise, in person or by proxy, all rights and powers of absolute ownership in respect of all the stock of the Company deposited with him, including the right to vote on, to take part in, and consent to, any corporate or shareholders' election or action of any kind whatsoever, and to receive dividends and distributions on the stock. The Trustee's right to vote will include the right to vote for the election of directors and in favor of, or in opposition to, any resolution or proposed action of any character whatsoever that may require the consent of shareholders.

       Section Eight. Successor Trustee. In the event that E. L. Ames, Jr., is no longer capable of serving as Trustee or no longer desires to serve as Trustee, John Y. Ames, E. L. Ames III and Elizabeth Ames Jones, shall be requested to serve as Co-Trustees, and if they accept, they shall serve as dependent co-trustees; i.e., actions by the Trustee under this Agreement will require each of their signatures to be effective.

       Section Nine. Termination of Voting Trust. On the earlier of (i) the second anniversary of the first day that the Company's shares were freely tradeable on a recognized stock exchange or market pursuant to the company's initial public offering, but not later than July 1, 2000, or (ii) the second anniversary of the closing (if it occurs) of the transaction currently being considered by the Company with Xplor Corporation and two affiliates of Lomak Petroleum, Inc. with regard to a business combination of those entities, the Trustee will distribute the stock of the Company held by it to the holders of the voting trust certificates in proportion to their respective holdings on surrender of their certificates to the Trustee, and this agreement will terminate. Notwithstanding the foregoing to the contrary, the Trustee is hereby given the right to terminate, at its sole discretion, this agreement at any time prior to those dates, in which case it shall distribute the stock as specified above.

       Section Ten. Sale or Purchase of Shares or Certificates by Trustee. Nothing contained in this agreement will deprive the Trustee, in its individual capacity, of the privilege to be enjoyed by all other depositors of selling or otherwise disposing of voting trust certificates as they see fit, or of purchasing additional certificates, or of purchasing additional stock and selling it.

       Section Eleven. Compensation of Trustee. The Trustee (or CoTrustees) will not be entitled to any compensation for its services as such.





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       Section Twelve.  Resignation of Trustee.  Any trustee may resign at any time by delivering to the Shareholders its written resignation, to take effect thirty (30) days after the delivery of the resignation. The term "Trustee" as used in this agreement applies to any properly appointed successor Trustee or Co-Trustee.

       Section Thirteen. Trustee's Liability for Negligence. In voting the shares of stock held by it or doing any other act with respect to the control or management of the Company as holder of the deposited stock, the Trustee will exercise its best judgment in the interest of the Company, to the end that its affairs be properly managed. No trustee will be liable for any error of judgment or mistake of law or fact or for any error or omission whatsoever save only its willful misconduct or gross negligence.

       Section Fourteen. Amendment of Voting Trust. This agreement may be amended or terminated at any time by an instrument in writing executed and acknowledged by the owners and holders of trust certificates representing over 50% of the shares of stock deposited under this agreement.

       Section Fifteen. Acceptance of Trust by Trustee. The Trustee accepts this trust subject to all of its terms and conditions and agrees that it will exercise its powers and perform its duties as set forth in this agreement. Nothing contained in this agreement will be construed to prevent any Trustee from resigning and discharging itself from the trust.

       Section Sixteen. Counterparts. This agreement may be signed in multiple counterparts, and each party being bound upon its execution of same regardless of whether all other parties execute same. All copies shall be considered as one document.

       Executed on March 23, 1997, at 700 N. St. Mary's Street, Suite 1900, San Antonio, Bexar County, Texas.




/s/ E. L. AMES, JR.                               /s/ E. L. AMES, III
-----------------------------------               ------------------------------
E. L. Ames, Jr.                                   E. L. Ames, III



/s/ ELLEN R. Y. AMES                              /s/ STEPHEN J. AMES
-----------------------------------               ------------------------------
Ellen R. Y. Ames                                  Stephen J. Ames




/s/ JOHN Y. AMES                                  /s/ PATRICK A. GARCIA
-----------------------------------               ------------------------------
John Y. Ames                                      Patrick A. Garcia






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/s/ ELIZABETH A. JONES                            /s/ GLORIA BARRETT
-----------------------------------               ------------------------------
Elizabeth A. Jones                                Gloria Barrett






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